Amended and Restated

                                   Schedule B

                                     to the

                            Administration Agreement

                                 by and between

                           The Marsico Investment Fund

                                       and

                         Sunstone Financial Group, Inc.

Intending to be legally bound, the undersigned hereby amend and restate Schedule B to the aforesaid Agreement as follows effective as of the date set forth below:

Name of Fund                                              Minimum
Annual Fee             Average Net Assets                Annual Fees
------------           ------------------                 -----------

Focus Fund             Up to $50 Million               12.0 basis points
$45,000                $50 Million to $100 Million      6.0 basis points
                       $100 Million to $250 Million     3.0 basis points
                       $250 Million to $750 Million     1.0 basis points
                       Over $750 Million                 0.5 basis point

Growth & Income Fund   Up to $50 Million                12.0 basis points
$45,000                $50 Million to $100 Million       6.0 basis points
                       $100 Million to $250 Million      3.0 basis points
                       $250 Million to $750 Million      1.0 basis points
                       Over $750 Million                 0.5 basis points

21st Century Fund      Up to $50 Million                 12.0 basis points
$45,000                $50 Million to $100 Million        6.0 basis points
                       $100 Million to $250 Million       3.0 basis points
                       $250 Million to $750 Million       1.0 basis points
                       Over $750 Million                  0.5 basis points


            The minimum annual fee is subject to an annual escalation of five percent (5%), which escalation shall be effective commencing one year from the effective date of each Fund and the corresponding date each year thereafter. No amendment of this Schedule B shall be required with each escalation. The foregoing fee schedule assumes a single class of shares for each Fund. Additional fees shall apply when adding any additional Fund(s) and/or classes including compensation for the Administrator's services in connection with the organization of the new Fund(s) or classes. The Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree in writing.

2.    Out-of-Pocket and Other Related Expenses

The Trust shall also pay/reimburse the Administrator's out-of-pocket and other related expenses. Out-of-pocket expenses include, but are not limited to, travel, lodging and meals in connection with travel in connection with Board meetings and otherwise on behalf of the Trust, programming and related expenses (previously incurred or to be incurred by Administrator) in connection with providing electronic transmission of data between the Administrator and the Funds' other service providers, brokers, dealers and depositories, fees and expenses of pricing services, fees of research services including Lexis/Nexis, Morningstar and Lipper, NASDAQ and other service interface fees, EDGAR related fees, long distance telephone charges, and photocopying, faxes, postage and overnight delivery expenses.

(a)   Edgar Filing Production Management Fees

      Annual Registration Statements (e.g., 485)               $1,000
      Follow-up filings to Annual Registration Statements,       $850
       excluding 497J (see below)
      Certification of No Change to Prospectus and/or SAI        $300
       (497J)

      Other                                                      $250 minimum





Dated and effective this 31st day of January, 2000.

THE MARSICO INVESTMENT FUND               SUNSTONE FINANCIAL GROUP, INC.

By: ___________________________           By: ______________________________
Its: __________________________           Its: _____________________________